Exhibit 10.24

LIBERTY TELECOM, L.L.C.

Enhanced Services Provider Access Service Agreement

This Enhanced Services Provider Access Service Agreement is made this 1st day of November, 1999 between Liberty Telecom, L.L.C. (“Liberty Telecom”) and CallWave, Inc. (“ESP”). Liberty Telecom will provide Enhanced Services Provider Access Services, and other services, to ESP in accordance with the following service, operating, and facility arrangements:

1.0	Method of Service

Subject to the availability of facilities and number code resources, Liberty Telecom shall provide to ESP, upon request and at a mutually agreed upon date, Direct Inward Dial (“DID”) telephone numbers and transport of DID traffic to a single central point of interconnection (“POI”), for the purpose of accessing ESP’s services. All services and facilities furnished hereunder will meet normal industry technical standards.

2.0	Provisioning and Forecasting of DID Number Requirements

2.1	DID numbers are available in blocks [ * ] throughout Liberty Telecom’s service area in Nevada for assignment to ESP’s end users. ESP agrees to use commercially reasonable efforts to allocate all DID numbers within a [ * ] block before allocating numbers from another [ * ] block of DID numbers. DID numbers provided under this agreement are not eligible for number portability. Calls to DID numbers assigned to ESP’s customers will be transported to the POI at no charge. Local switching is provided at Liberty Telecom’s central offices in Reno, Nevada. Liberty Telecom may, at its option, add other central offices to provide switching at other locations and thus redefine its current regions while adding regions. ESP shall be responsible for transporting traffic between the POI to ESP’s sites, which, at ESP’s option, may be collocated at Liberty Telecom’s central offices in either Reno, and between all intermediate points. Transport of traffic between the POI to ESP’s equipment sites collocated at Liberty Telecom’s central offices or ESP’s private circuit terminations collocated at such central offices will be furnished by Liberty Telecom.

2.2	ESP shall request DID numbers by Region, not by a specific rate center, and subject to DID number availability, Liberty Telecom may assign DID numbers to ESP for any rate center in the requested Region. ESP agrees not to use these DID numbers for any services where a ESP end-user has requested a DID number to be local to any specific rate center or set of rate centers.

2.3	ESP shall not request more DID numbers from Liberty Telecom than will actually be used within a reasonable time period by ESP’s end-users. Furthermore, ESP shall aggressively contact and work with its end-users to encourage them to use the numbers that have been assigned to them and ESP shall cancel service to its

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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end-users who do not make reasonable use of the numbers and to reuse those DID numbers for other ESP end-users or to return those numbers in blocks of [ * ] to Liberty Telecom.

2.4	ESP acknowledges that it is the customer for the DID numbers it obtains from Liberty Telecom and ESP shall advise its end-users in writing as part of ESP’s contract with its end-users, that the DID number(s) ESP’s end-user obtains from ESP is (are) loaned to ESP’s end-user, that these DID numbers may not be transferred or ported to any other carrier or company, and that these DID numbers must be returned to ESP and that they may be loaned to another party if ESP’s end user breaches its agreement with ESP in any way, including not meeting end-user’s minimum monthly usage requirement for said DID numbers. ESP’s end-users shall receive at least one call to their assigned DID number(s) every sixty (60) consecutive days.

2.5	ESP shall provide Liberty Telecom with reasonable accurate forecasts of the quantities of DID numbers and DID Trunks for cross LATA traffic it will require in each of Liberty Telecom’s rate areas. All such forecasts will be deemed to be confidential pursuant to section 13.0 below. Such forecasts shall be provided upon the initial effective data of this agreement and at 6 month intervals thereafter. The initial and subsequent forecasts shall include the quantities of numbers required within 30 days, 90 days, 6 months and 12 months from the date of the forecast. Liberty Telecom’s responsibility to provide DID numbers, trunks and facilities to transport DID traffic to its central offices shall be limited to the forecasted quantities, and available facilities.

2.6	ESP shall provide monthly reports to Liberty Telecom regarding usage of DID numbers assigned to ESP. This information shall be used by Liberty Telecom to meet its obligations to report accurate and timely usage of phone numbers to the North American Numbering Plan Administration.

3.0	Provisioning of DID Connections

3.1	DID connections shall be made using dedicated analog or digital (T-1) facilities ESP shall be responsible for subscribing to sufficient trunks between Liberty Telecom’s central offices and ESP’s equipment to meet a busy hour blocking standard of no more than one busy out of every one hundred attempts.

3.2	If ESP has elected to take service under this agreement on a two year contract basis, ESP agrees to pay the applicable monthly recurring charges for all DID trunks ordered for a minimum of two years from the date of installation (“ Two Year Trunk Port Commitment”), unless this agreement is terminated by Liberty Telecom for a cause other than ESP’s non compliance, or if this agreement is not renewed, and Liberty Telecom agrees to provide service under the terms of this agreement for two years from the date hereof, subject to the other provisions of this agreement under which Liberty Telecom can terminate services.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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3.3	Dedicated T-1 circuits required for transport of DID traffic from Liberty Telecom’s central offices to ESP’s equipment or between Liberty Telecom’s central offices will be provided by Liberty Telecom at applicable rates.

3.4	Unless ESP requests otherwise, Liberty Telecom will aggregate all DID traffic within a region, to be delivered from a Liberty Telecom central office to ESP, onto one common trunk group serving ESP’s equipment. Liberty Telecom will provide hunting for all trunks without additional charge.

4.0	Ancillary Services

4.1	Liberty Telecom offers a number of ancillary services including technician services and dedicated circuits. The current prices for these ancillary services are shown in the attached Price Sheets. Any other provisions in this agreement not withstanding, the prices and terms for all ancillary services are subject to change at any time.

4.2	Dedicated data circuits between ESP’s equipment that is collocated at Liberty Telecom’s facility, and ESP’s customer service center, or between other points, will be provided by Liberty Telecom at applicable rates.

5.0	Exclusivity

[    *    ]

6.0	Collocation

Subject to space availability, Liberty Telecom will grant a non-exclusive, non-assignable (except as provision is made for assignment in section 12.0 below) lease to ESP to collocate its equipment at Liberty Telecom’s Reno central offices in accordance the following terms and conditions:

6.1	Such lease shall be used solely for the purpose of installing, maintaining, and operating the ESP’s equipment, and access to the premises shall be granted by Liberty Telecom only for such purposes and only to such employees and independent contractors as ESP has designated by prior notice to Liberty

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Telecom, and who agree to conform to Liberty Telecom’s rules of behavior, of which ESP has been given reasonable prior notice, including those prohibiting the use or possession of illegal drugs, alcohol, explosives or firearms on Liberty Telecom’s premises or facilities. Such employees and independent contractors shall have access to ESP’s equipment located at Liberty Telecom’s collocated facilities, 24 hours a day, seven days a week.

6.2	Such lease will terminate automatically upon the termination of this agreement or upon a taking of the premises by eminent domain, and may be terminated by Liberty Telecom: (i) in the event of a material breach of this agreement by ESP if not cured within thirty (30) days after being given proper notice (except for a breach subject to clause (iii)); (ii) upon partial or complete destruction of the premises from any cause that renders ESP’S equipment inoperable or substantially interferes with service to such equipment; or (iii) if, in Liberty Telecom’s sole, but reasonable judgment, continued collocated is interfering or is likely to interfere with Liberty Telecom’s provisioning of regulated common carrier services, or threatens a serious breach of security to the premises or Liberty Telecom’s services, in which case Liberty Telecom may interrupt service and / or exclude ESP and its employees and contractors from Liberty Telecom’s premises and facilities immediately and ESP must cure such breach within 24 hours and present reasonable evidence to Liberty Telecom that said breach is unlikely to reoccur.

6.3	ESP shall, at its sole expense, obtain all necessary permits and install its equipment and associated facilities only within such space and conduit as Liberty Telecom shall specifically designate for such installation. All such equipment and facilities shall be installed and maintained in a safe, workman-like manner, in accordance with a mutually-agreeable schedule, and all such installations, including type and size of equipment, shall be subject to Liberty Telecom’s inspection and prior approval. Liberty Telecom agrees such approval shall not be unreasonably withheld. In the event that removal or, in Liberty Telecom’s reasonable discretion, relocation within the premises of any such equipment or facilities is required, ESP shall remove such equipment and facilities at is sole expense, or relocate such equipment and facilities with the cost for such relocation to be allocated based on the parties responsibility for causing such relocation.

6.4	Liberty Telecom agrees to provide ESP with Liberty Telecom’s standard conduit, cabinets or equipment racks, power, air conditioning and fire suppression systems as requested by ESP in connection with the location of ESP’s interconnection facilities and other equipment at Liberty Telecom’s sites. Prices for such conduit, cabinets, equipment racks, power, air conditioning and fire suppression systems shall be as described in the Price Sheet attached hereto.

a)	Liberty Telecom shall operate the air conditioning so as to at all times maintain temperatures of no more than 90 (ninety) degrees Fahreheit.

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b)	If Liberty Telecom should require any change in the location of cabinets and equipment racks used by ESP at Liberty Telecom’s facilities, Liberty Telecom shall provide ESP with no less than two weeks’ advance notice of any such change.

6.5	ESP shall abide by all applicable laws, ordinances, and regulations, and shall comply with Liberty Telecom’s fire, health, environmental, and other safety policies and practices of which ESP has been given reasonable prior notice. If any of ESP’s employees or independent contractors violate any of the aforementioned laws, ordinances, regulations, policies or practices, Liberty Telecom shall have the right to refuse access to said violators and may require ESP’s other employees and independent contractors to be accompanied by a Liberty Telecom employee when they are at the site. In such case, ESP shall pay Liberty Telecom at Liberty Telecom’s then current rates for providing such accompaniment.

6.6	ESP’s Insurance

ESP shall purchase at its own expense and keep in force during this agreement the following insurance issued by an insurance company acceptable to Liberty Telecom and licensed to do business in the State of Nevada:

a)	Commercial General Liability Insurance written on an occurrence basis, covering the Premises and all operations of ESP in or about the Premises for bodily injury liability and property damage liability for limits of liability not less than: (1) One Million Dollars ($1,000,000) each occurrence (combined single limit for bodily injury and property damage); (2) One Million Dollars ($1,000,000) for personal and advertising injury liability; (3) One Million Dollars ($1,000,000) aggregate for products – completed operations; (4) Two Million Dollars ($2,000,000) general aggregate. The general aggregate limit shall apply separately to the Premises. Said policy shall name Liberty Telecom, its agents, employees and any party holding an interest to which this agreement may be subordinated as additional insureds, and shall provide for the severability of interests of insureds.

b)	Fire Legal Liability Insurance covering direct physical damage and loss of use of the Building for which ESP is legally obligated in an amount of the full replacement value of the Building. The amount must be a minimum of One Million Dollars ($1,000,000).

c)	Workers’ Compensation and Employers’ Liability Insurance

Workers’ Compensation Insurance shall be provided as required by any applicable law or regulation. Employers’ Liability Insurance shall be provided in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease.

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d)	Property Insurance on ESP’s Improvements and Betterments on an “all risk” basis, excluding earthquake peril, for one hundred percent (100%) of replacement value.

e)	Covered Location

List the Liberty Telecom location as covered location.

f)	General Insurance Requirements

Said policy or policies shall: (1) provide that said insurance shall not be canceled unless thirty (30) days prior written notice shall have been give to Liberty Telecom; (2) provide that it shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to the Premises or Building; (3) waive all rights of subrogation by the insurance carrier against Liberty Telecom; and (4) be written using forms and carriers reasonably acceptable to Liberty Telecom. Said policy or policies or certificates thereof, along with any required endorsement, evidencing the foregoing coverage requirements shall be delivered to Liberty Telecom by ESP upon commencement of the tem of this agreement and upon renewal of said insurance.

Fire is an extremely dangerous situation in a Central Office. Liberty Telecom facilities employ a variety of fire suppression systems. Discharge of a fire suppression system is very expensive both in terms of the cost of recharging the equipment and in the disruption of service caused by the interruption of electricity in the Central Office that is normally triggered by the activation of the system. ESP must be extremely careful that ESP’S equipment is installed, operating and maintained correctly to avoid any chance of causing a fire or smoke that could trigger a discharge of the fire suppression system. Anything in this agreement to the contrary notwithstanding, ESP will be responsible for the cost of recharging and resetting the fire suppression system and any damage resulting from the discharge of any fire suppression system if ESP’s equipment, installation or maintenance are responsible for, or materially contribute to a fire and/or fire suppression discharge.

6.7	If ESP wishes to utilize Liberty Telecom’s collocate space at Reno, ESP agrees to execute Landlord’s Consent to Limited Scope Sublease attached hereto and to faithfully adhere to the terms and conditions thereof.

6.8	All facilities installed by ESP at Liberty Telecom’s sites shall remain the property of ESP, however ESP shall not have the right to remove such equipment until all monies owned to Liberty Telecom have been paid in accordance with the terms of this agreement.

7.0	Location of Liberty Telecom Facilities at ESP Site

ESP agrees to provide Liberty Telecom with suitable conduit and other space, including any necessary power, air conditioning, and fire suppression systems, as may be

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reasonably required in connection with the location of Liberty Telecom’s interconnection facilities and other equipment at ESP’s sites, all at no charge to Liberty Telecom. Liberty Telecom shall have access to said facilities, at all times, until service is terminated and the equipment is removed by authorized Liberty Telecom personnel. All facilities installed by Liberty Telecom at ESP’s site remain the property of Liberty Telecom.

8.0	Charges; Billing and Payment

8.1	Charges for the space, facilities and services provided under this agreement are set forth in the attached Price Sheet. Customer must select service on a two year contract basis. All prices for services offered under a two year agreement except for DID numbers and DID trunks may be changed at any time by Liberty Telecom upon 35 days’ notice to ESP. All prices for DID numbers and DID trunks furnished on a two year contract basis are subject to change at the end of any current contract term upon Liberty Telecom’s provision of 35 days’ notice of the change to ESP.

8.2	[ * ]

8.3	[ * ]

9.0	Term and Termination

9.1	The term of this agreement is two years commencing as of the date first written above. Either party may terminate the agreement at the end of the current term by providing the other party with 30 days’ prior written notice. The provisions of section 3.2 notwithstanding, if the term of this agreement is two years, and this agreement is not renewed, the ESP shall only be liable for the amount of all recurring monthly DID trunk charges that would have been assessable during the remainder of this two year agreement.

9.2	Either party shall have the right to terminate this agreement on the occurrence of a material breach by the other party; provided that as to all breeches other than failure of the ESP to make payments as required hereby, written notice of the

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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breech has been given to the other party and the other party has not cured the breach within 30 days after such written notice has been given. The parties hereto acknowledge that failure of the ESP to make payments required hereby within the time specified in this agreement is a material breech and no notice shall be required in order to terminate this agreement for non payment. Termination of this agreement shall not preclude the availability of other remedies expressly provided for in this agreement of provided for at law or in equity but subject to any limitations contained in this agreement.

9.3	In the event that neither party gives such notice prior to the end of the initial or nay subsequent term, this agreement will be automatically renewed for an additional term equal in length to the expiring term of this agreement.

9.4	No refund or proration of any charges shall be made in the event that this agreement is terminated by either party pursuant to the provisions of section 5.0, 14.0, or 15.0.

9.5	Upon termination of this agreement, except for termination due to failure of the ESP to make payments required hereby within the time specified in this agreement, providing Liberty Telecom has the necessary and appropriate premises, facilities and interconnection arrangements available, and provided ESP is not in breech, ESP shall have the right to retain, for a commercially reasonable time and at then current month to month prices, existing DID numbers and DID trunks, until ESP relocates or transfers all of its subscribers who are assigned Liberty Telecom numbers to another carrier’s service. Liberty Telecom acknowledges that such relocation and transfer relocating may take an extended period of time to accomplish in order to avoid prejudice to ESP’s business and may also be required to take place in stages during this period. ESP shall diligently pursue all such relocation and transfer in a commercially reasonable manner, and the parties agree that such efforts will be conclusively deemed reasonable if completed within twenty four (24) months from the date that termination under this agreement is effective.

10.0	Indemnification and Liability

10.1	ESP shall defend, indemnify, and hold harmless Liberty Telecom, its officers and directors, employees, and agents from and against any and all lawsuits, claims, demands, penalties, losses, fines, liabilities, damages, and expenses (including attorney’s fees) of any kind and nature (including damage to Liberty Telecom’s property and injury to its employees), without limitation whatsoever, in connection with ESP’s operations, installation or maintenance of equipment and facilities contemplated by this agreement (whether collocated in Liberty Telecom’s central office or not), or otherwise arising out of or in any way connected with ESP’s provision of service or performance under this agreement; provided that this section shall not apply to the extent that any injury, loss, or damage is caused by the gross negligence or willful misconduct on the part of Liberty Telecom.

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10.2	Liberty Telecom’s liability, if any, for damages arising out of its negligent provision of any service or failure to provide any service, or for mistakes, omissions, interruptions, delays, errors or defects in transmission during the course of furnishing service, shall in no event exceed an amount equivalent to Liberty Telecom’s charges for service during the period affected by such negligence, or in which such mistakes, omissions, interruptions, delays, errors, or defects in transmission occurred, provided that Liberty Telecom will have no such liability for such damages incurred at any time prior to 24 hours following the time ESP notified Liberty Telecom of the negligence, or mistake, omission, interruption, delay, error, or defect in transmission. Any mistakes, omissions, interruptions, delays, errors, or defects in transmission or service that are caused by or materially contributed to by the negligence or willful acts of ESP, or that arise from facilities or equipment used by ESP and not provided by Liberty Telecom, shall not result in the imposition of any liability upon Liberty Telecom.

10.3	Liberty Telecom will not be liable for any act, omission to act, negligence, or defect in the quality of service of any underlying carrier or other service provider whose facilities or services are used in furnishing any portion of the service received by ESP. Liberty Telecom will not be liable for any failure of performance that is caused by or the result of any action or omission by ESP or any entity other than Liberty Telecom that furnishes services, facilities, or equipment used in connection with the Liberty Telecom’s services or facilities.

10.4	Except as expressly provided in this agreement, Liberty Telecom makes no expressed or implied representations, or warranties, including any warranties regarding merchantability or fitness for a particular purpose.

10.5	Except to the extent insurance coverage therefore is provided for in section 6.6 above, under no circumstances shall either party be liable to the other for special, incidental, indirect, consequential, or similar damages.

11.0	Force Majeure

Neither party shall be responsible for delays or failures in performance resulting from acts or occurrences beyond the reasonable control of such party, regardless of whether such delays or failures in performance were foreseen or foreseeable as of the date of this agreement, including, without limitation: fire, explosion, acts of God, war, revolution, civil commotion, or acts of public enemies; any law, order, regulation, or ordinance of any government or legal body; strikes; or delays caused by the other party or any circumstances beyond the party’s reasonable control. In such event, the party affected shall, upon giving prompt notice to the other, be excused from such performance to the extent of such interference. The affected party shall use its reasonable efforts to avoid or remove the cause of non-performance and both parties shall proceed to perform with dispatch once the causes are removed or cease.

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12.0	Assignment

This agreement may not be assigned by ESP except to a wholly-owned subsidiary or affiliate held under common control with ESP, without prior written consent of Liberty Telecom. Liberty Telecom must receive at least 30 days to consider such request, and Liberty Telecom agrees its consent will not be unreasonably withheld.

13.0	Confidentiality

This agreement and all of the non-tariffed rates, terms, conditions, and other information herein are confidential and shall not be disclosed by either party to any other person, except as may be required by a court or government agency acting in accordance with its jurisdiction. Furthermore, Liberty Telecom may transmit one or more copies of this agreement to the Nevada Public Utilities Commission for filing on a confidential basis. If either party discloses such information to a person within said party’s company on a need to know basis, such person will be advised of the confidential and nondisclosable nature of said information and required to abide thereby.

14.0	Interconnection with Other Carriers

This agreement is specifically conditioned on Liberty Telecom’s continuing ability to maintain suitable arrangements with other local exchange carriers for the termination to Liberty Telecom of calls to the DID numbers furnished to ESP under this agreement. In the event that Liberty Telecom is unable to maintain arrangements with one or more other local exchange carriers under terms or conditions, including but not limited to provisions for mutual compensation of interchanged calls, that Liberty Telecom, in its sole discretion, determines are fair and adequate, Liberty Telecom may upon 30 days’ notice to ESP, and subject to section 9.5 (provided Liberty Telecom has the necessary and appropriate premises, facilities and interconnection arrangements available), terminate this agreement without incurring any liability. In the event that Liberty Telecom does not maintain arrangements with one or more other local exchange carriers for the transport of calls to the DID numbers furnished, ESP may terminate this agreement, without liability, upon 30 days’ notice to Liberty Telecom given no later than 60 days after being so notified by Liberty Telecom of its inability to transport calls to the DID numbers furnished ESP.

15.0	Tariffs and Modification by Regulatory Authorities

15.1	All rates, terms, and conditions for the provision of all long distance, toll free and other switched access services and certain enhanced services are governed by Liberty Telecom’s tariff schedules and are subject to change at Liberty Telecom’s discretion, in accordance with applicable requirements, or as may be directed by governmental authorities.

15.2	Nothing herein shall be construed as superseding any applicable provisions of Liberty Telecom’s tariffs with respect to the provision of tariffed services, and in the event of any inconsistency between the tariff and this agreement, the tariff shall govern.

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15.3	This agreement shall at times be subject to modification to incorporate any changes, revisions or modifications the Federal Communications Commission for the Nevada Public Utilities Commission may, from time to time, direct in the exercise of its jurisdiction, or to pass on to ESP any charges or fees either commission imposes on Liberty Telecom, or authorizes other carriers to charge Liberty Telecom, for services being provided by Liberty Telecom to ESP. In the event that actions of either commission result in a material modification to this agreement at any time, any adversely affected party may terminate this agreement, without liability, upon 30 days’ notice to the other given no later than 60 days after the date such modification is required.

15.4	A regulatory authority including but not limited to the Nevada Public Utilities Commission, Federal Communications Commission or North American Numbering Plan Administration, may direct Liberty Telecom to return a portion or all of the DID numbers granted to Liberty Telecom. Within 30 days following written notice by Liberty Telecom to ESP, DID phone numbers loaned to ESP shall be returned to Liberty Telecom.

16.0	Entire Agreement

This agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, representations, or understandings related to the subject matter hereof. This agreement may not be amended except by subsequent written amendment executed by both parties.

17.0	No Joint Undertaking

Nothing in the agreement shall be construed as creating an association, trust, partnership, or joint venture between the parties in any respect or with regard to any undertaking.

18.0	Notices

Any notice required or permitted to be given under this agreement by a party shall be in writing and shall be delivered by hand, mail, national overnight courier service or by fax if confirmed by telephone to the other party at the address or phone numbers shown herein or at such other address or phone numbers as shall be designated from time to time. Notices will be deemed to have been given on the date of receipt if delivered personally or by fax after such fax has been confirmed by telephone to the other party, or two (2) days after deposit in mail or national overnight courier service.

19.0	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada. The venue for enforcement of this Agreement is Washoe County.

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20.0	Waiver of Right to Trial by Jury

Each party waives the right to a trial by jury in any suit based on or arising out of this agreement.

Acknowledged as of the date first written above:

Liberty Telecom		CallWave, Inc.

By:	/s/ Illegible	By:	/s/ Illegible

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LIBERTY TELECOM, L.L.C.

Enhanced Service Provider Access Services Agreement

PRICE SHEET

DID NUMBERS

1.	DID numbers must be ordered in [ * ] blocks:

[ * ] numbers activated per service order:

[     *    ]

2.	Monthly Charges (charges apply to all activated DID numbers whether or not assigned to ESP’s customer):

[    *    ] er activated DID number per month

DID TRUNKS

1.	Installation Charges

Installation Charges are assessed for the installation of T- l trunks, at ESP’s option, between Liberty Telecom’s switch and ESP’s equipment or transport circuit interface facilities. Installation includes the connection of trunks to jacks on ESP’s equipment cabinet, if collocated in Liberty Telecom’s central office, or to appropriate transport circuit interface facilities in Liberty Telecom’s central office, if ESP’s equipment is not collocated in Liberty Telecom’s central office.

Standard Installation Charge:

T-1 trunk port (per line)*:	[ * ]

2.	Monthly Charges

T-1 trunk port (per line, per month)*:	[ * ]

*	ESP must pay for all 24 channels in each T- l connection, whether used or not. All applicable taxes, surcharges, regulatory fees and FCC authorized End User Common Line Charges will be added to the ESP must pay for all 24 channels in each T- l connection, whether above rates. The current EUCL charge is $6.15 per trunk.

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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SERVICE ORDER CHARGE

A $25 charge will be assessed per service order. Service order charges are in addition to all other installation, set up, monthly, and other charges. A service order constitutes any request by ESP for new, additional, or changes to any service provided under this agreement. All such requests made at the same time will be considered as having been made in a single service order.

COLLOCATION CHARGES

ESP may mount its equipment in a Liberty Telecom supplied standard cabinet with 19” rails.

Installation Charges:

Installation of a Liberty Telecom provided standard cabinet with 19” rails, includes Liberty Telecom installing and connecting one 12 outlet electrical strip per circuit, telephone jacks and bracing cabinet – partial cabinets are shared with other Liberty Telecom customers:

Full cabinet -	[ * ]

Installation of power equipment, includes UPS power with backup generator (per 120 volt circuit):

20 amp circuit -	[ * ]

Monthly Charges:

Standard size equipment cabinet with 19” rails:

[ * ]

Power usage

20 amp circuit	[ * ]

Business Lines

Each ESP must have at least one business line terminated at its equipment collocated at a Liberty Telecom Central Office. This line is necessary to allow the ESP to make and receive calls from the CO while installing and testing its equipment and can function as a test line.

1. Installation Charge:	[ * ]

2. Monthly Service Charge:	[ * ]

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Multiplexor Services

If an ESP wants to breakout individual DS-1 (T-l) circuits from an external DS-3 or wants fewer than 24 individual DS-0 circuits from a Liberty Telecom provided T-l Trunk for a special application, a Multiplexor or DACS unit is required. The charge for these services is a follows:

	NRC	Monthly Charge
T-1 from DACS to ESP’s equipment	[___*___]	[_____*_____]
M1-3 MUX for one DS-3 to up to 28 T-1’s	[___*___]	[_____*_____]

*	The T-1 Trunk Standard Setup Charges apply in addition to the DAX Non Recurring Charges.

NON Liberty Telecom External Connections

In some situations ESP may want to connect circuits from the Liberty Telecom switch or ESP’s equipment to circuits traveling outside of the Liberty Telecom Central Office which are not ordered or managed by Liberty Telecom. The charge to run the cable from the Liberty Telecom switch or ESP’s equipment cabinet to the cross connect block in the Liberty Telecom switch room and to make the cross connects is as follows:

	NRC	Monthly Charge
DS-1 (T-1)	[___*___]	[_____*_____]
CAT-5	[___*___]	[_____*_____]
DS-3	[___*___]	[_____*_____]

Technician Services

Liberty Telecom has no availability of a switch room technician to assist ESP in maintaining its equipment located at Liberty Telecom’s central offices.

PRICES

All prices indicated above are exclusive of taxes, fees, and other similar charges that are assessed on the basis of revenues or the number of lines or trunks used by ESP, or that are required by law to be imposed on end users, or authorized by any regulatory body including but not limited to any applicable federal end user common line charges. ESP shall responsible for all such taxes, fees and charges. All prices for services offered under a month to month term and all prices for services offered under a two year agreement except for DID numbers and DID trunks are subject to change at any time. All prices for DID numbers and DID trunks offered under a two year agreement are

[*]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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subject to change at the end of each two year term or as provided for in Section 15.3 of this agreement.

SS7 SERVICES

In some situations ESP may want to connect to SS7 circuits providing call supervision, calling party identification, called party identification, number dialed identification, pricing presentation indicator, original called party identification, charge to number identification. The charge for this service is:

	NRC	Monthly Charge
SS7 A-Link/Redundant	[ * ]	[ * ]

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission

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LIBERTY TELECOM, L.L.C.

Amendment No. 1 to Enhanced Service Provider Access Services Agreement Price Sheet

This Amendment to the Enhanced Service Provider Access Services Agreement Price Sheet is made this 1st day of January, 2002 between Liberty Telecom, LLC and CallWave, Inc. The following section of the Enhanced Service Provider Access Services Agreement Price Sheet is Amended as follows:

SS7 SERVICES

In some situations ESP may want to connect to SS7 circuits providing call supervision, calling party identification, called party identification, number dialed identification, pricing presentation indicator, original called party identification, charge to number identification. The charge for this service is:

	NRC	Monthly Charge
SS7 A-Link/Redundant	[ * ]	[ * ]

Acknowledged as of the date first written above:

Liberty Telecom		CallWave, Inc.

By:	/s/ Illegible	By:	/s/ Illegible
President

[*] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission

CONFIDENTIAL	1 of 1	Effective Date January 1, 1999